Exhibit 19.1

BIO-PATH HOLDINGS, INC.

INSIDER TRADING POLICY

Effective as of June 29, 2019

This Insider Trading Policy (this “Policy”) of Bio-Path Holdings, Inc. describes the standards of Bio-Path Holdings, Inc. and its subsidiaries (collectively, the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. Insider trading is a violation of federal securities laws and occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under the heading “Definitions” below.

Applicability

This Policy applies to all directors, officers and employees and their respective immediate family members, members of the Company’s Scientific Advisory Board and such consultants and contractors of the Company that are designated by the Compliance Officer (as defined below) from time to time after discussion with appropriate officers and employees of the Company relating thereto (collectively, “Covered Persons”).

This Policy applies to all trading or other transactions by Covered Persons in the Company’s securities (collectively referred to as “Company Securities”), including common stock, options, warrants and any other securities that the Company may issue, such as preferred stock, notes and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

General Policy Prohibiting Insider Trading

It is the Company’s policy that:

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no Covered Person may purchase or sell, or offer to purchase or sell, any Company Security, whether or not issued by the Company, while in possession of material nonpublic information about the Company;

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no Covered Person who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization; and

•	no Covered Person may purchase or sell any security of any other company while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company, and no Covered Person who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer.

Definitions

Insider trading restrictions come into play only if the information you possess is both “material” and “nonpublic.” Below is a discussion of each of these terms.

Material. Materiality involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

•	financial results;
•	offerings of Company Securities;
•	early indications of clinical trial results;
•	known but unannounced clinical trial results;
•	known but unannounced analyses of clinical trial results;
•	unannounced filings of or updates regarding Investigational New Drug applications or other filings with governmental agencies;
•	significant developments related to the Company’s intellectual property
•	liquidity problems;
•	significant changes in the Company’s prospects;
•	major changes in the Company’s management or the board of directors;
•	changes in dividend policies;
•	extraordinary borrowings;
•	major changes in accounting methods or policies;
•	award or loss of a significant contract;
•	cybersecurity risks and incidents, including vulnerabilities and breaches;

•	developments regarding significant litigation or government agency investigations; and
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proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as an announcement of clinical trial results, a merger, acquisition or introduction of a new product, the point at which data, negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, then you should consult with the Compliance Officer or assume that the information is material. You should not disclose such information or trade in or recommend securities to which that information relates without first consulting with the Compliance Officer.

Nonpublic. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be considered “public,” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

•	information available to a select group of analysts or brokers or institutional investors;

•	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

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information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

Compliance Officer. The Company has appointed the Vice President, Finance & Accounting as the Compliance Officer for this Policy; provided, however, that the Chair of the Audit Committee shall act as the Compliance Officer with respect to the Vice President, Finance & Accounting. The duties of the Compliance Officer include, but are not limited to, the following:

•	assisting with implementation and enforcement of this Policy;

•	circulating this Policy to all employees and consultants and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

•	pre-clearing all trading in Company Securities by Company Insiders (as defined below) in accordance with the procedures set forth below under the heading “Pre-Clearance of Securities Transactions”;

•	providing approval of any Rule 10b5-1 plans and any prohibited transactions described below under the heading “Prohibited Transactions”; and

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assisting with the reporting and protection system relating to violations of this Policy in the manner as set forth in the Company’s Employee Code of Business Conduct and Ethics and the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors.

Exceptions

The trading restrictions of this Policy do not apply to the following:

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401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.

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Options. Exercising stock options granted under the Company’s stock incentive plans for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the U.S. Securities and Exchange Commission (SEC) has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of approximately $2 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Consultants and contractors who violate this Policy may be subject to for-cause termination of applicable engagements. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

Blackout Periods

In addition to the general policy prohibiting insider trading, certain Covered Persons are also prohibited from trading in the Company Securities during blackout periods as described below.

Quarterly Blackout Periods. During the preparation of quarterly and annual financial statements and related SEC filings, certain Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results. For all Covered Persons who are directors or officers of the Company and all Covered Persons who are employees of the Company involved in the preparation or review of financial statements or earnings releases of the Company, as well as any consultants or contractors of the Company identified by the Company from time to time and who have been notified that they have been so identified, trading in Company Securities is prohibited during the period beginning at the close of the market on the last day of each fiscal quarter and ending at the close of business on the second trading day following the date the Company’s financial results are publicly disclosed and Form 10-Q or Form 10-K is filed.

Clinical Information Blackout Periods. The Company regularly obtains possessions of information concerning (i) the early results of clinical trials of drug candidates, (ii) reported results of clinical trials of drug candidates from Company personnel or from contractors, and/or (iii) information that results from the analyses of clinical trial results pertaining to drug candidates. This information is highly sensitive. The periods of time referred to above during which the Company has received (a) information concerning the early results of clinical trials of drug candidates, (b) reported results of clinical trials of drug candidates from Company personnel or contractors, and/or (c) information that results from the analyses of clinical trial results pertaining to drug candidates, are referred to as “clinical information blackout periods.” All Covered Persons who are (y) directors or officers of the Company and (z) employees of the Company, members of the SAB of the Company or consultants or contractors of the Company identified by the Company from time to time and who have been notified that they have been so identified, are prohibited from trading in Company Securities during clinical information blackout periods.

Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods. All Covered Persons who are identified by the Company from time to time and who have been notified that they have been so identified, are prohibited from trading in Company Securities during such special blackout periods.

Exception. The blackout trading restrictions described above do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934, as such Rule may be amended from time to time (an “Approved 10b5-1 Plan”), that:

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has been reviewed and approved at least one month in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least one month in advance of any subsequent trades);

•	was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company; and

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gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Trading Window

Covered Persons (other than Company Insiders identified below under the heading “Pre-Clearance of Securities Transactions”) are generally permitted to trade in Company Securities when no blackout period is in effect. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in Company

Securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period described above is imposed and will re-open the trading window once the special blackout period has ended.

Pre-Clearance of Securities Transactions

Because directors, officers and employees of the Company (collectively, “Company Insiders”) are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during an open trading window described above, without first pre-clearing all transactions in Company Securities. Accordingly, except with respect to purchases and sales of securities under an Approved 10b5-1 Plan, no Company Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company Security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved, along with any other pertinent information. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

Prohibited Transactions

Company Insiders are prohibited from trading in the Company’s equity Securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity Securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

Company Insiders, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in Company Securities unless advance approval is obtained from the Compliance Officer:

•	Short-term trading. Company Insiders who purchase Company Securities may not sell any Company Securities of the same class for at least six months after the purchase;

•	Short sales. Company Insiders may not sell Company Securities short;

•	Options trading. Company Insiders may not buy or sell puts or calls or other derivative securities on Company Securities;

•	Trading on margin or pledging. Company Insiders may not hold Company Securities in a margin account or pledge Company Securities as collateral for a loan; and

•	Hedging. Company Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company Securities.

Individual Responsibility

Every Covered Person has the individual responsibility to comply with this Policy against insider trading. A Covered Person may, from time to time, have to forego a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the Covered Person believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer at aprice@biopathholdings.com or (832) 742-1357.

Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Bio-Path Holdings, Inc. Insider Trading Policy (the “Policy”). The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

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Date: